                                AMENDMENT NO. 1
                                    TO THE
                        AMENDED AND RESTATED AGREEMENT
                           AND DECLARATION OF TRUST
                                      OF
                          TAX-FREE INVESTMENTS TRUST

       This Amendment No. 1 ("Amendment") to the Amended and Restated Agreement and Declaration of Trust of Tax-Free Investments Trust amends, effective as of May 24, 2006, the Amended and Restated Agreement and Declaration of Trust of Tax-Free Investments Trust (the "Trust") dated as of September 14, 2005 (the "Agreement").

       Under Section 9.7 of the Agreement, a duly authorized officer of the Trust may execute this Amendment.

       WHEREAS, the Trust desires to amend the Agreement to provide more flexibility in (i) the timing of automatically converting Class B Shares to Class A Shares; and (ii) redeeming shares at the option of the Trust;

       NOW, THEREFORE, the Agreement is hereby amended as follows:

   1. Section 2.6(a) of the Agreement is amended and restated to read as follows:

       Subject to the provisions of paragraph (c) below, all Class B Shares other than those purchased through the reinvestment of dividends and distributions shall automatically convert to Class A Shares on or about the end of the month which is no less than 96 months and no more than 97 months after the date on which a Shareholder's order to purchase such shares was accepted.

   2. Section 7.3 of the Agreement is amended and restated to read as follows:

       7.3 Redemptions at the Option of the Trust. The Trust shall have the right, at its option, upon no less than 30 days notice to the affected Shareholder at any time to redeem Shares of any Shareholder at the net asset value of such Shares: (A) if at such time such Shareholder owns Shares of any Portfolio having an aggregate net asset value of less than an amount determined from time to time by the Trustees; or (B) to the extent that such Shareholder owns Shares equal to or in excess of a percentage of the outstanding Shares of the Trust or of any Portfolio, as such percentage may be determined from time to time, in each case subject to such terms and conditions as are set forth in the registration statement of the Trust in effect from time to time.

   3. Section 7.4 of the Agreement is deleted in its entirety.

   4. All capitalized terms are used herein as defined in the Agreement unless otherwise defined herein. All references in the Agreement to "this Agreement" shall mean the Agreement as amended by this Amendment.

   5. Except as specifically amended by this Amendment, the Agreement is hereby confirmed and remains in full force and effect.

       IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Trust, has executed this Amendment as of May 24, 2006.

                                           By:    /s/ Robert H. Graham
                                                  -----------------------------
                                           Name:  Robert H. Graham
                                           Title: President